Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Drilling Tools International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other(2)	85,000 (3)	$4.18 (4)	$355,300(4)	0.00014760	$52.45

Total Offering Amounts					$355,300		$52.45

Total Fee Offsets							$0

Net Fee Due							$52.45

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall be deemed to register any additional shares of common stock of Drilling Tools International Corporation (the “Registrant,” and such shares, the “Common Stock”) that become issuable under the Registrant’s 2023 Omnibus Incentive Plan (as amended or amended and restated, the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)	Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.
(3)

85,000 additional shares of Common Stock covered by this Registration Statement are authorized as substitute awards under the Plan and issuable pursuant to the exercise of outstanding options of Superior Drilling Products, Inc. assumed by the Registrant (the “Substitute Options”) in connection with merger. See “Explanatory Note.”

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the weighted average exercise price of the Substitute Options.